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                                                                   EXHIBIT 99.1


                                                          FOR IMMEDIATE RELEASE


            CARIBINER INTERNATIONAL ANNOUNCES DEFINITIVE AGREEMENT

            TO ACQUIRE BAUER AUDIO VISUAL, INC. FOR $26.3 MILLION

     - Also Announces Acquisition of Watts-Silverstein, Inc., a Business Communications Services Company Specializing in Digital Media Consulting and
                                 Production -

                  NEW YORK, May 30, 1997 -- Caribiner International, Inc. (NYSE:
         CWC) today announced that it has signed a definitive agreement to acquire Bauer Audio Visual, Inc. for $26.3 million, consisting of approximately $13.9 million in cash, $4.6 million in Caribiner common stock and the repayment of approximately $7.8 million in outstanding long term indebtedness. The Bauer acquisition expands Caribiner's leading position as a national provider of audio visual equipment services, including hotel audio visual outsourcing services, staging and show services and audio visual equipment rentals, sales and installations.

                  Founded in 1952, Bauer Audio Visual, Inc. is one of the nation's oldest and largest providers of audio visual equipment rentals and hotel audio visual outsourcing services. Bauer currently services 75 hotel properties located throughout the US, including Hawaii, and Mexico. Bauer will be integrated into Caribiner's Total Audio Visual Services (TAVS) division, which Caribiner acquired in September 1996. Upon completion of the Bauer acquisition, Skylar Cunningham, Bauer's President and Chief Operating Officer, will become Senior Vice President of TAVS. The acquisition is expected to close in June, 1997, subject to the satisfaction of certain closing conditions, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                  Commenting on the announcement, Raymond S. Ingleby, Chairman and Chief Executive Officer of Caribiner, stated, "The Bauer acquisition represents another major strategic addition to TAVS' operations. With 45 years of experience and an excellent record of client service, Bauer is recognized as a leader in the audio visual services business. With the previous acquisitions of TAVS, Blumberg and Projexions and the announced acquisition of Bauer, we have established a nationwide leadership position in the hotel audio visual outsourcing and audio visual equipment rental, sales and installation markets within a short period of time. In addition, together with our recent acquisition of Show Solutions, the acquisition of Bauer will strengthen our capabilities in the areas of staging and show services. As we integrate Bauer's operations into TAVS, we will enter several new markets, including Mexico, adding to our already comprehensive geographic coverage. We will also gain access to new clients and increase Caribiner's opportunities to cross-promote its services."

                  Caribiner also announced that it has acquired
         Watts-Silverstein, Inc., a Seattle-based business communications services company, specializing in digital media

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         consulting and production. The acquisition will result in the establishment of a Seattle-based digital media group within Caribiner. In connection with the Watts-Silverstein acquisition, Bruce Silverstein, a co-founder of Watts-Silverstein, has been appointed senior vice president and general manager of Caribiner's new digital media group in Seattle. Charles Watts, a co-founder of Watts-Silverstein, has been appointed vice president and executive creative director of Caribiner's Seattle office.

                  Commenting on the Watts-Silverstein acquisition, Mr. Ingleby stated, "This acquisition is another example of our focus on strengthening our overall package of business communications services through the addition of established providers with synergistic resources. Watts-Silverstein and its management will significantly strengthen our presence on the West Coast, introduce us to a number of large clients and enhance our digital media creation and production capabilities. Both the Bauer and Watts-Silverstein acquisitions highlight our ongoing mission to strengthen our overall package of business communications services and consolidate our position in the business communications services market."

                  Caribiner International, Inc. is a leading international producer of meetings, events and training programs and a provider of related business communications services that enable businesses to inform, sell to and train their sales forces, dealers, franchisees, partners, stockholders and employees. Caribiner's clients include some of the world's largest companies. The Company has offices throughout the United States, as well as in London, Australia, Dubai, Hong Kong and New Zealand.

                  Certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods or plans for future periods to differ materially from what is currently anticipated. Those risks include, among others, general competitive factors, the Company's ability to successfully complete and integrate its acquisitions and to implement operational improvements in its acquired businesses and the seasonality and episodic nature of the Company's business.

                  Caribiner International, Inc. is listed on The New York Stock Exchange and trades under the symbol CWC.


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For further information, contact:

Arthur F. Dignam                       Chris Plunkett/Mike Smargiassi
Chief Financial Officer                Brainerd Communicators, Inc.
Caribiner International, Inc.          212-986-6667
212-541-5300